Exhibit 10.11

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

May 1, 2009

Mr. Conrad Gagnon

Re: Offer of Employment with M/A-COM Technology Solutions Inc.

Dear Conrad:

On behalf of M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company as its Chief Financial Officer, reporting to Joe Thomas, CEO. This is an exempt position and you will be working out of our Lowell, MA offices. Subject to the terms and conditions set forth in this letter, the effective date of your employment will be April 1, 2009, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least four weeks’ notice.

2. Compensation. The Company will pay you a salary at the rate of $22,500 per month payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a maximum bonus participation potential of up to 50% of your annualized salary per year, based on Company and/or individual performance targets determined by the Board of Directors from time to time.

3. Stock Options. As you may be aware, the Company is in the process of setting up a stock option plan to provide certain employees and other service providers with employment incentives. Subject to the adoption of such plan and approval by the Company’s Board of Directors in accordance with applicable law, you will be granted an option under the plan to purchase a number of shares of the Company’s Common Stock equal to six-tenths of one percent (0.6%) of the total number of shares of Company Common Stock outstanding at the date of such option grant, measured on an undiluted primary shares basis. Such option will have a per share exercise price equal to the fair market value of a share of Company Common Stock on the date the option is granted, as determined by the Board of Directors. One-third (1/3rd) of the shares subject to such option will vest and become exercisable on the first anniversary of the option grant date and an additional one thirty-sixth (1/36th) of the total number of such shares will vest on the corresponding day of each month thereafter, or to the extent such a month does not have the corresponding day, on the last day of any such month, until all the shares are vested, subject to your continued employment with the Company at each such date. This option grant shall be subject to the terms and conditions of the Company’s stock option plan and related stock option agreement. No right to any stock is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment. You will be eligible for an additional grant of incentive stock options two years following the effective date of this letter agreement.

4. Severance.

(a) Our at-will relationship notwithstanding, if on or prior to April 1, 2010 the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below), (each an “Involuntary Termination”) and in either case you sign, deliver to the Company and do not revoke a general release of claims in the Company’s favor in a form and substance acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay continuation of your monthly salary, as then in effect and payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for a period of twelve (12) months following the date your employment with the Company terminated. In addition, our at-will relationship notwithstanding, if at any point after April 1, 2010 the Company terminates your employment with the Company other than for Cause or you resign for Good Reason, and in either case you sign, deliver to the Company and do not revoke the Release, then you shall be entitled to receive as severance pay continuation of your monthly salary, as then in effect and payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for a period of nine (9) months following the date your employment with the Company terminated. The alternative nine (9) or twelve (12) month period of severance pay provided for by this Section 4(a) in the circumstances described herein is hereinafter referred to as the “Severance Period”.

(b) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), to the extent that you or any of your dependents may be covered under the terms of any medical and dental plans of the Company immediately prior to the termination of your employment, the Company will provide you with reimbursement for premiums paid for the continuation of such benefits for you and those dependents for the same or equivalent coverages through the end of the Severance Period. The Company is under no obligation to provide reimbursement for special coverages for you that would not be covered by the plans applicable to employees generally. The reimbursement payable to you pursuant to this paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s medical or dental plans. If and to the extent that you or any of your dependents is or becomes eligible to participate in a medical, dental or other health insurance plan of another employer during the Severance Period, then the reimbursement benefit provided by this paragraph shall be eliminated or commensurately diminished.

(c) Subject to the same conditions applicable to the receipt of any severance payments otherwise payable during any Severance Period as set forth in Section 4(a), to the extent that, during any Severance Period, the Company pays a bonus pursuant to a Company bonus plan in which you participated as of the date your employment terminated, then, if and when such bonus is paid to other bonus plan participants generally, you shall be entitled to receive a payment equal to the product of the following calculation: (x) the full amount of the bonus payment you would have earned under such bonus plan based on actual results during the full bonus plan measurement period had you remained employed throughout the full bonus plan measurement period, multiplied by (y) a fraction, the numerator of which shall be the number of full calendar months of the bonus plan measurement period during which you were actively employed by the Company, and the denominator of which shall be the total number of calendar months comprising the bonus plan measurement period as a whole.

(d) You hereby agree that the severance benefits provided for in this Section 4 are the only severance benefits to which you may be entitled in the event of the termination of your employment with the Company, and that (i) such benefits will be reduced dollar for dollar by any severance-related amount the Company is required to pay you by law or statute that would otherwise duplicate any portion of the severance benefits provided herein, and (ii) you hereby waive and release the Company from any payment that would otherwise be due to you by reason of the Tyco Electronics Corporation Employee Severance Pay Plan, as amended, or any written or unwritten policy of honoring such plan (or any similar plan in place) at the Company or any of its predecessors or affiliates.

As used herein, “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) a material breach of this offer letter or the ECIA (as defined below), in each case after you have received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Company.

As used herein, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of you from such position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason;” (ii) a material reduction of your base salary (in other words, a reduction of more than twenty percent of your base salary in any one year); (iii) a material change in the geographic location at which you must perform services (in other words, the relocation of you to a facility that is more than fifty (50) miles from your current work location); and (iv) the failure of the Company to obtain assumption of this agreement by any successor. You agree you will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice. You also agree that, notwithstanding the above, the acquisition of the Company by Kiwi Stone Acquisition Corp., including any related change in your title, duties, responsibilities or authority, does not constitute “Good Reason” and shall not be considered in determining whether grounds for “Good Reason” exist.

5. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, including health, dental, vision, life, short and long-term disability insurance. The Company is currently exploring the cost and related legal and accounting requirements associated with establishing a salary deferral program, and expects that if one is offered you would be eligible to participate in it. Program particulars and enrollment information will be communicated to you if and when the program is adopted. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time.

6. Immigration Laws. This offer of employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

7. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of employment, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

8. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We also ask that, before signing this letter, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

9. General. This offer letter and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the state in which you are employed will govern this offer letter. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely,

M/A-COM Technology Solutions Inc.

By:	/s/ Charles R. Bland
Its President

AGREED TO AND ACCEPTED:

“Employee”

/s/ Conrad Gagnon
Signature of Employee

Enclosures:
ECIA